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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

BLACK WARRIOR WIRELINE CORP. ANNOUNCES NINE-MONTH OPERATING RESULTS

TUESDAY, NOVEMBER 15, 2005


Columbus, Mississippi. Black Warrior Wireline Corp. (OTCBB-BWWL) ("Black Warrior" or the "Company") today reported improved results for the third fiscal quarter of 2005 and the nine months ended September 30, 2005 as compared to the same periods of 2004.

Revenues for the three months ended September 30, 2005 of $17,421,589 increased by $2,470,802 over revenues for the three months ended September 30, 2004 of $14,950,787 or an increase of approximately 16.5%. Revenues for the nine months ended September 30, 2005 of $51,578,843 increased by $12,918,388 over revenues for the nine months ended September 30, 2004 of $38,660,455 or an increase of approximately 33.4%. Income before discontinued operations was $2,223,728 and $6,583,603 for the three and nine months ended September 30, 2005 compared with income (loss) before discontinued operations of $841,032 and $(1,100,621) for the three and nine months ended September 30, 2004. For the three and nine months ended September 30, 2005, Black Warrior had net income of $2,223,728 and $6,583,603, respectively, compared with net income (loss) of $847,626 and $(2,585,195), respectively, for the three and nine months ended September 30, 2004. The net loss in the nine months ended September 30, 2004 included the loss from operations of the discontinued directional drilling segment of $(1,484,574) for the nine-month period of 2004. Net income per share, basic and diluted, was $0.18 during the three months ended September 30, 2005 and $0.53 during the nine months ended September 30, 2005. For the three and nine months ended September 30, 2004, the net income (loss) per share, basic and diluted, was $0.07 and $(0.21), respectively. Excluded from the computation of earnings per share are 137,996,386 shares at September 30, 2005 and 153,455,057 shares at September 30, 2004 issuable on exercise or conversion of outstanding options, warrants and convertible notes of which 137,991,386 shares and 153,450,057 shares, respectively, are issuable at an exercise or conversion price of $0.75 per share, and the remaining shares are exercisable on exercise of options at higher exercise prices up to $2.63 per share. These shares were not included in the computation of basic or diluted earnings per share in either 2005 or 2004 because the effect would have been anti-dilutive.


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Revenues and net income for the three months ended September 30, 2005 decreased by approximately $2.3 million and $1.5 million, respectively, from the three months ended June 30, 2005 primarily as the result of the effect of weather on the Company's offshore wireline operations in the Gulf of Mexico.

EBITDA* for the three months ended September 30, 2005 of $4,519,933 increased by $1,122,386 over EBITDA for the three months ended September 30, 2004 of $3,397,547 or an increase of approximately 33.0%. EBITDA for the nine months ended September 30, 2005 of $13,644,142 increased by $6,973,029 over EBITDA for the nine months ended September 30, 2004 of $6,671,113 or an increase of approximately 104.5%.

Management attributed the improved performance to an increase in demand in the oilfield service sector. Bill Jenkins, President and CEO, commented, "Our operating results for the first three quarters of 2005 have shown significant improvements and we expect continued improved performance through the balance of 2005 as compared to 2004." Black Warrior is a natural gas and oil service company providing services to natural gas and oil well operators primarily in the United States and in the Gulf of Mexico. It is headquartered in Columbus, Mississippi. Additional information may be obtained by contacting Ron Whitter at
(662) 329-1047.

* See attached Reconciliation of Non-GAAP Financial Measures



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                          Black Warrior Wireline Corp.
                        Summarized Financial Information
             (In thousands, except for per share income (loss) data

                                                           THREE MONTHS                     NINE MONTHS
                                                               ENDED                            ENDED
                                                   September 30,  September 30,     September 30,  September 30,
                                                       2005           2004              2005           2004
                                                   -------------- --------------    -------------- --------------
INCOME STATEMENT DATA

Revenues                                                 $17,422        $14,951           $51,579        $38,660



Expenses
      Operating Costs                                    $10,548         $9,185           $31,177        $25,050
      Selling, general and administrative
      expenses                                            $2,353         $2,368            $6,758         $6,939
      Depreciation and amortization                       $1,167         $1,209            $3,730         $3,947

EBITDA *                                                  $4,520         $3,397           $13,644         $6,671

Net income (loss)                                         $2,224           $848            $6,584       $(2,585)

Per Share Data
      Net Income (loss) - basic and diluted                $0.18          $0.07             $0.53        $(0.21)
      Weighted average shares outstanding -
           Basic and diluted                          12,499,528     12,499,528        12,499,528     12,499,528


                                                     SEPTEMBER                       DECEMBER 31,
                                                      30, 2005                          2004
                                                   --------------                   --------------
BALANCE SHEET DATA

Total current assets                                     $19,783                          $15,665
Total assets                                             $36,428                          $30,109
Total current liabilities                                 $7,048                           $8,789
Total Stockholders' deficit                             $(18,625)                        $(25,209)
Total liabilities and stockholders' deficit              $36,428                          $30,109

* See attached Reconciliation of Non-GAAP Financial Measures



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                  Reconciliation of Non-GAAP Financial Measures

To fully assess Black Warrior's operating results, management believes that, although not prescribed under generally accepted accounting principals ("GAAP"), EBITDA is an appropriate measure of Black Warrior's ability to satisfy capital expenditure obligations and working capital requirements. EBITDA is a non-GAAP financial measure as defined under SEC rules. Black Warrior's EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance to GAAP or as a measure of the Company's profitability or liquidity. As EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA presented below may not be comparable to similarly titled measures of other companies. Management believes that operating income (loss) calculated in accordance with GAAP is the most directly comparable measure most similar to EBITDA.

EBITDA is defined as net income (loss) plus interest expense, depreciation and amortization, deferred income taxes and other non-cash items. The following table provides a reconciliation of EBITDA to income (loss) from operations for the periods presented (in thousands).


                                                       Three months                Nine months
                                                    ended September 30,        ended September 30,
                                                  ------------------------    ----------------------
                                                     2005         2004          2005        2004
                                                  ------------ -----------    ---------- -----------
Reconciliation of income from
      continuing operations

          Income from continuing operations            $3,353      $2,188        $9,914      $2,724
          Depreciation and amortization                 1,167       1,209         3,730       3,947
                                                  ------------ -----------    ---------- -----------
          EBITDA                                       $4,520      $3,397       $13,644      $6,671



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CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995.

         With the exception of historical matters, the matters discussed in this press release are "forward-looking statements" as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company intends that the forward-looking statements herein be covered by the safe-harbor provisions for forward-looking statements contained in the Securities Exchange Act of 1934, as amended, and this statement is included for the purpose of complying with these safe-harbor provisions. Forward-looking statements include, but are not limited to, the matters described herein. Such forward-looking statements relate to the Company's ability to generate revenues and attain and maintain profitability and cash flow, the stability and level of prices for natural gas and oil, predictions and expectations as to the fluctuations in the levels of natural gas and oil prices, pricing in the natural gas and oil services industry and the willingness of customers to commit for natural gas and oil well services, the ability of the Company to engage in and complete the proposed recapitalization and restructuring of its balance sheet, a the proposed underwritten public offering of its securities, the possible refinancing of its outstanding indebtedness, the intended acquisition of Bobcat on the terms agreed or on any other terms, a merger of the Company or sale of its assets or another business combination transaction, the ability of the Company to raise debt or equity capital to recapitalize or restructure its balance sheet and to obtain additional financing when and if required, the ability to maintain compliance with the covenants of its credit agreement and other loan agreements pursuant to which securities, including debt instruments, have been issued and obtain waivers of violations that occur and consents to amendments as required, the ability to implement and, if appropriate, expand a cost-cutting program, if required, the ability to compete in the premium natural gas and oil services market and to re-deploy its equipment among regional operations as required, and the ability of the Company to provide services using state of the art tooling. The inability of the Company to meet these objectives or requirements or the consequences on the Company from adverse developments in general economic conditions, changes in capital markets, adverse developments in the natural gas and oil industry, developments in international relations and the commencement or expansion of hostilities by the United States or other governments and events of terrorism, declines and fluctuations in the prices for natural gas and oil, weather events disrupting natural gas and oil operations and other factors could have a material adverse effect on the Company. Material declines in the prices for natural gas and oil can be expected to adversely affect the Company's revenues. The Company cautions readers that various risk factors could cause the Company's operating results and financial condition to differ materially from those expressed in any forward-looking statements made by the Company and could adversely affect the Company's financial condition and its ability to pursue its business strategy and plans. Readers should refer to the Company's Annual Report on Form 10-K and the risk factors disclosed therein.




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